Exhibit 4.2

SOUTHERN COMMUNITY FINANCIAL CORPORATION
2001 STOCK OPTION PLAN FOR DIRECTORS
(former COMMUNITY BANK STOCK OPTION PLAN)

     Southern Community Financial Corporation, a North Carolina corporation (the “Corporation”), does herein set forth the terms of its 2001 Stock Option Plan for Directors (the “Plan”), which was assumed as a result of the acquisition of The Community Bank.

     1.     PURPOSE. The purpose of this Plan is to provide for the grant of Nonstatutory Stock Options (the “Options” or singularly, “Option”) to corporate and advisory directors of the Corporation and its subsidiaries (“Eligible Individuals”) who wish to invest in the Corporation’s common stock, no par value (the “Common Stock”). The Board believes the existence of this Plan will aid the Corporation and any Subsidiary in attracting and retaining capable directors and to provide a long range incentive for directors of the Corporation to remain active with the Corporation or any Subsidiary, to perform at increasing levels of effectiveness, and to acquire a permanent stake in the Corporation with the interest and outlook of an owner. These objectives will be promoted through the granting of options to acquire shares of Common Stock pursuant to the terms of this Plan.

     2.     ADMINISTRATION. (a) This Plan shall be administered by the Board of Directors of the Corporation (the “Board”). The Board shall have full power and authority to construe, interpret and administer this Plan. All actions, decisions, determinations, or interpretations of the Board shall be final, conclusive, and binding upon all parties.

     (b)  The Board may designate any officers or employees of the Corporation to assist in the administration of this Plan. The Board may authorize such individuals to execute documents on its behalf and may delegate to them such other ministerial and limited discretionary duties as the Board may see fit.

     3.     STOCK AVAILABLE FOR OPTIONS. The total number of shares of Common Stock for which options may be granted under the Plan is Ninety Seven Thousand Four Hundred and Twenty Eight (97,428) shares. Such number of shares is subject to any capital adjustments as provided in Section 14. In the event that an option granted under the Plan is forfeited, expires or is terminated unexercised as to any shares covered thereby, such shares thereafter shall be available for the granting of options under the Plan; however, if the forfeiture, expiration or termination date of an option is beyond the term of existence of the Plan as described in Section 20, then any shares covered by forfeited, unexercised or terminated options shall not reactivate the existence of the Plan and therefore may not be available for additional grants under the Plan. The Corporation, during the term of the Plan, will reserve and keep available a number of shares of Common Stock sufficient to satisfy the requirements of the Plan.

     4.     ELIGIBILITY. Options under this Plan may be granted to any corporate or advisory director as determined by the Board. An individual may hold more than one Option under this or other plans adopted by the Corporation.

     5.     PAYMENT OF OPTION PRICE. Payment for shares subject to an Option may be made either in cash or, with the approval of the Board, in other stock of the Corporation owned by the person to whom such Option was granted or such other person as may be entitled to exercise such Option (the “Optionee”). Any shares of the Corporation’s stock that are delivered in payment of the aggregate Option Price shall be valued at their fair market value, as determined by the Board, on the date of the exercise of such Option.

     6.     OPTION PRICE. (a) The price per share of each Option granted under this Plan (the “Option Price”) shall be determined by the Board as of the effective date of grant of such Option. In no event shall such Option Price be less than 100% of the fair market value of the Common Stock on the date of the grant. An Option shall be considered as granted on the later of (i) the date the Board acts to grant such Option, or (ii) such later date as the Board shall specify in an Option Agreement (as hereinafter defined).

     (b)  The fair market value of a share of Common Stock shall be determined as follows:

          (i)  If on the date as of which such determination is being made, the Common Stock is admitted to trading on a securities exchange or exchanges for which actual sale prices are regularly reported, or actual sale prices are otherwise regularly published, the fair market value of a share of the Common Stock shall be deemed to be equal to the mean of the closing sale price as reported for each of the five (5) trading days immediately preceding the date as of which such determination is made; provided, however, that, if a closing sale price is not reported for each of the five (5) trading days immediately preceding the date as of which such determination is made, then the fair market value shall be equal to the mean of the closing sale prices on those trading days for which such price is available.

          (ii)  If on the date as of which such determination is made, quotations for the Common Stock are regularly listed on the National Association of Securities Dealers Nasdaq system or another comparable system, the fair market value of a share of Common Stock shall be deemed to be equal to the mean of the average of the closing bid and asked prices for the Common Stock quoted on such system on each of the five (5) trading days preceding the date as of which such determination is made. If a closing bid and asked price is not available for each of the five (5) trading days, then the fair market value shall be equal to the mean of the average of the closing bid and asked prices on those trading days during the five-day period for which such prices are available.

          (iii)  If no such quotations are available, the fair market value of a share of Common Stock shall be deemed to be the average of the closing bid and asked prices furnished by a professional securities dealer making a market in such shares, as selected by the Board, for the trading date first preceding the date as of which such determination is made.

     If the Board determines that the price as determined above does not represent the fair market value of a share of Common Stock, the Board may then consider such other factors as it deems appropriate and then fix the fair market value for the purposes of this Plan.

     7.     EXPIRATION OF OPTIONS. The Board shall determine the expiration date or dates of each option, but such expiration date shall be not later than ten (10) years after the date such option is granted. The Board, in its discretion, may extend the expiration date or dates of an option after such date was originally set; however, such expiration date may not exceed the maximum expiration date described in this Section 7.

     8.     TERMS AND CONDITIONS OF OPTIONS. (a) Each Option granted pursuant to this Plan shall be evidenced by a written stock option agreement (the “Option Agreement”) with each Eligible Employee to whom an Option is granted. The Option Agreement shall be in such form as the Board shall adopt and may contain such terms and conditions as the Board may determine.

     (b)  During the Option Period, the recipient of an Option shall have no rights or privileges as a shareholder with respect to any shares covered by the Option until payment is made in full by him or her for the shares being purchased. No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions or other rights for which the record date is prior to the date such stock is fully paid for, except as provided in Section 14.

     (c)  The granting of an Option shall impose no obligation upon the Optionee to exercise such Option.

     9.     EXERCISE OF OPTIONS. (a) Each Option Agreement shall set forth a period during which such Option may be exercised (the “Option Period”); provided, however, that the Option Period shall not exceed ten (10) years after the date of grant of such Option.

     (b)  All options granted under the Plan shall be exercisable in accordance with such vesting requirements that may be set forth in the Option Agreement.

     (c)  An Option shall be exercised by written notice to the Corporation signed by an Optionee or by such other person as may be entitled to exercise such Option. The written notice shall state the number of shares with respect to which an Option is being exercised and shall either be accompanied by the payment of the aggregate Option Price for such shares or shall fix a date (not more than ten (10) business days from the date of such notice) by which the payment of the aggregate Option Price will be made. An Optionee shall not exercise an Option to purchase less than one hundred (100) shares, unless the Board otherwise approves, or unless the partial exercise is for the remaining shares available under such Option.

     (d)  A certificate or certificates for the shares of Common Stock purchased by the exercise of an Option shall be issued in the regular course of business subsequent to the exercise of such Option and the payment therefore.

     10.     TERMINATION OF EMPLOYMENT — EXCEPT BY DISABILITY, RETIREMENT OR DEATH. If any optionee ceases to be a director of at least one of the Corporation and any Subsidiary for any reason other than death, retirement (as defined in Section 11) or disability (as defined in Section 11), any options or portions of options not exercised prior to the date the optionee ceases to be a director shall terminate and be forfeited.

     11.     TERMINATION OF EMPLOYMENT — DISABILITY OR RETIREMENT. (a) In the event of an Optionee’s disability, such Optionee shall have the right to exercise an Option granted under this Plan, to the extent that it has not previously been exercised or surrendered by the Optionee or expired, for such period of time as may be determined by the Board and specified in the Option Agreement, but in no event may any Option be exercised later than the end of the Option Period provided in the Option Agreement. Notwithstanding any other provision contained this Plan, or in any Option Agreement, upon an Optionee’s disability, any Option then held by the Optionee shall be exercisable immediately in full. For purposes of this Plan, the term “disability” shall be defined as may be determined by the Board.

     (b)  In the event of an Optionee’s retirement, such Optionee shall have the right to exercise an Option granted under this Plan, to the extent that it has not previously been exercised or surrendered by the Optionee or expired, for such period of time as may be determined by the Board and specified in the Option Agreement, but in no event may any Option be exercised later than the end of the Option Period provided in the Option Agreement. Notwithstanding any other provision contained this Plan, or in any Option Agreement, upon retirement, any Option then held by an Optionee shall be exercisable immediately in full. For purposes of this Plan, the term “retirement” for a Director shall mean termination of a Director’s membership on the Board (i) at any time after attaining age 65 with the approval of the Board; or (ii) at the election of the Director, at any time after not less than five (5) years service as a member of the Board.

     12.     TERMINATION OF EMPLOYMENT — DEATH. In the event that an Optionee should die while serving on the Board or as an employee during the Option Period, an Option granted under this Plan, to the extent that it has not previously been exercised or surrendered by the Optionee or expired, shall vest and shall be exercisable, in accordance with the terms of the Option Agreement, by the personal representative of such Optionee, the executor or administrator of such Optionee’s estate, or by any person or persons who acquired such Option by bequest or inheritance from such optionee, notwithstanding any limitations placed on the exercise of such Option by this Plan or the Option Agreement, at any time within twelve (12) months after the date of death of such Optionee. In no event may an Option be exercised later than the end of the Option Period provided in the Option Agreement. Any references herein to an Optionee shall be deemed to include any person entitled to exercise an Option after the death of such Optionee under the terms of this Plan.

     13.     RESTRICTIONS ON TRANSFER. An option granted under this Plan may not be transferred except by will or the laws of descent and distribution and, during the lifetime of the optionee to whom it was granted, may be exercised only by such optionee. In the event of the death of an Optionee, the personal representative, the executor or the administrator of such Optionee’s estate, or the person or persons who acquired by bequest or inheritance the rights to exercise such Option, may exercise or surrender any Option or portion thereof to the extent not previously exercised or surrendered by an Optionee or expired, in accordance with the terms of the Option Agreement.

     14.     CAPITAL ADJUSTMENTS AFFECTING COMMON STOCK. (a) If the outstanding shares of Common Stock of the Corporation are increased, decreased, changed into or exchanged for a different number or kind of shares or other securities of the Corporation or another entity as a result of a recapitalization, reclassification, stock dividend, stock split, amendment to the Corporation’s charter, reverse stock split, merger or consolidation, an appropriate adjustment shall be made in the number and/or kind of securities allocated to the options previously and subsequently granted under the Plan, without change in the aggregate purchase price applicable to the unexercised portion of the outstanding options but with a corresponding adjustment in the price for each share or other unit of any security covered by the options. In the event this Plan is assumed by the surviving corporation in the event of a merger, consolidation, acquisition or reorganization, Optionees shall, upon request of the Board, execute replacement Option Agreements reflecting such assumption and adjustment.

     (b)  To the extent that the foregoing adjustments relate to particular stock or securities of the Corporation subject to option under this Plan, such adjustments shall be made by the Board, whose determination in that respect shall be final and conclusive.

     (c)  The grant of an option pursuant to this Plan shall not affect in any way the right or power of the Corporation to make adjustments, reclassifications, reorganizations or changes of its capital or business structure or to merge, consolidate, dissolve, or liquidate, sell or transfer all or any part of its business or assets.

     (d)  No fractional shares of stock shall be issued under the Plan for any such adjustment.

     15.     CHANGE IN CONTROL. (a) For purposes of this Plan, a “Change in Control” shall mean (i) a change in control of a nature that would be required to be reported in response to Item 1 of the Current Report on Form 8-K, as in effect on the date hereof, pursuant to Section 13 or 15(d) of the Exchange Act; (ii) such time as any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation representing twenty percent (20%) or more of the combined voting power of the outstanding Common Stock of the Corporation; (iii) individuals who constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election was approved by a vote of at least two-thirds of the directors comprising the Incumbent Board, or whose nomination for election by the Corporation’s shareholders was approved by the Board or Nominating Committee, shall be considered as though he were a member of the Incumbent Board; (iv) the Corporation consolidates or merges with or into another corporation, association or entity or is otherwise reorganized, where the Corporation is not the surviving corporation in such transaction; or (v) all or substantially all of the assets of the Corporation are sold or otherwise transferred to or are acquired by any other entity or group.

     (b)  In the event of such a Change in Control, unexercised and unexpired options granted pursuant to this Plan which would otherwise be exercisable but for the provisions of any vesting schedule set forth in the Option Agreement, shall become immediately vested and exercisable by the holder thereof, notwithstanding the vesting schedule set forth in the Option Agreement.

     16.     INVESTMENT PURPOSE. At the discretion of the Board, any Option Agreement may provide that the optionee shall, by accepting the option, represent and agree, for himself and his transferees by will or the laws of descent and distribution, that all shares of stock purchased upon the exercise of the option will be acquired for investment and not for resale or distribution, and that upon each exercise of any portion of an option, the person entitled to exercise the same shall furnish evidence of such facts which is satisfactory to the Corporation. Certificates for shares of stock acquired under the Plan may be issued bearing such restrictive legends as the Corporation and its counsel may deem necessary to ensure that the optionee is not an “underwriter” within the meaning of the regulations of the Securities Exchange Commission.

     17.     EFFECT OF PLAN ON EMPLOYMENT STATUS. The fact that an Optionee has been granted an Option under this Plan shall not confer on such Optionee any right to continued service on any board of the Corporation or any of its subsidiaries, nor shall it limit the right of the Corporation to remove such Optionee from service with the Corporation or any of its subsidiaries at any time.

     18.     LIMITED STOCK APPRECIATION RIGHTS. (a) In connection with the grant of any Option under this Plan, the Board may, in its discretion, by written notice provide an Optionee with the right (herein sometimes referred to as “Limited Stock Appreciation Rights”), following a “Change in Control” of the Corporation (as defined in Section 15) and without regard to any restrictions on exercise that would otherwise apply, to surrender any unexercised portion of such Option as such Optionee then may have for a cash payment equal to the amount by which the fair market value (as determined by the Board) of the number of shares of Common Stock then subject to such Option exceeds the aggregate Option Price therefor.

     (b)  Limited Stock Appreciation Rights shall be exercised by written notice to the Corporation as provided in Paragraph 11 hereof at any time prior to the earlier of (i) the date which is thirty (30) days after the date of notice of a change in control or (ii) the last day of the Option Period provided in the Option Agreement, but in no event shall the expiration date be more than ten (10) years after the date of grant of an Option as specified in the Option Agreement.

     (c)  Limited Stock Appreciation Rights may be exercised only when the aggregate market value of Common Stock subject to an Option exceeds the aggregate Option Price.

     19.     TAX WITHHOLDING. The Corporation shall have the right to deduct or otherwise effect a withholding or payment of any amount required by federal or state laws to be withheld or paid with respect to the grant, exercise or surrender for cash of any Option or the sale of stock acquired upon the exercise of an Option in order for the Corporation or any of its subsidiaries to obtain a tax deduction otherwise available as a consequence of such grant, exercise, surrender for cash, or sale, as the case may be.

     20.     TERM OF PLAN. Options may be granted pursuant to this Plan from time to time within ten (10) years after this Plan was adopted by the Board on January 18, 2001.

     21.     LISTING AND REGISTRATION OF OPTION SHARES. Any Option granted under the Plan shall be subject to the requirement that if at any time the Board shall determine, in its sole discretion, that the listing, registration, or qualification of the shares of Common Stock covered thereby upon any securities exchange or under any state or federal law or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the granting of such Option or the issuance or purchase of shares thereunder, such Option may not be exercised in whole or in part unless and until such listing, registration, or qualification consent, or approval shall have been effected or obtained free of any conditions not acceptable to the Board.

     22.     AMENDMENT AND MODIFICATION OF THE PLAN. The Board may at any time and from time to time amend or modify this Plan in any respect; provided, however, that no amendment or modification shall be made that increases the total number of shares covered by this Plan or effects any change in the categories of persons who may receive Options under this Plan or materially increases the benefits accruing to Optionees under this Plan unless such change is approved by the holders of a majority of the shares of Common Stock. Any amendment or modification of this Plan shall not materially reduce the benefits under any Option theretofore granted to an Optionee under this Plan without the consent of such Optionee or the permitted transferee thereof.

     23.     TERMINATION. This Plan may be abandoned, suspended, or terminated at any time by the Board; provided, however, that abandonment, suspension, or termination of this Plan shall not affect any Options then outstanding under this Plan.

     24.     EXPENSES OF ADMINISTRATION OF PLAN. All costs and expenses incurred in the operation and administration of this Plan shall be borne by the Corporation.

     25.     CAPTIONS AND HEADINGS; GENDER AND NUMBER. Captions and paragraph headings used herein are for convenience only, do not modify or affect the meaning of any provision herein, are not a part of, and shall not serve as a basis for interpretation or construction of, this Plan. As used herein, the masculine gender shall include the feminine and neuter, and the singular number shall include the plural, and vice versa, whenever such meanings are appropriate.

     26.     EXCULPATION AND INDEMNIFICATION. In connection with this Plan, no member of the Board and no member of the Board of Directors of any Subsidiary shall be personally liable for any act or omission to act, nor for any mistake in judgment made in good faith, unless arising out of, or resulting from, such person’s own bad faith, willful misconduct or criminal acts. To the extent permitted by applicable law and regulation, the Corporation shall indemnify, defend and hold harmless the members of the Board, the members of the Board of Directors of any Subsidiary, and each other officer or employee of the Corporation or of any Subsidiary to whom any power or duty relating to the administration or interpretation of this Plan may be assigned or delegated, from and against any and all liabilities (including any amount paid in settlement of a claim with the approval of the Board), and any reasonable costs or expenses (including counsel fees) incurred by such persons arising out of or as a result of, any act or omission to act, in connection with the performance of such person’s duties, responsibilities and obligations under this Plan, other than such liabilities, costs, and expenses as may arise out of, or result from the bad faith, willful misconduct or criminal acts of such persons.

     27.     GOVERNING LAW. Without regard to the principles of conflicts of laws, the laws of the State of North Carolina shall govern and control the validity, interpretation, performance, and enforcement of this Plan.

     28.     INSPECTION OF PLAN. A copy of this Plan, and any amendments thereto, shall be maintained by the Secretary of the Corporation and shall be shown to any proper person making inquiry about it.